As filed with the Securities and Exchange Commission on October 3, 2003
                           Registration No. 333-59150
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                            COX COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                                    Delaware
         (State or other jurisdiction of incorporation or organization)
                                   58-2112281
                      (I.R.S. Employer Identification No.)
                              1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                                 (404) 843-5000
         (Address, including zip code, and telephone number, including, area code, of Registrant's principal executive offices)
                                ---------------

                                 Jimmy W. Hayes
                        Executive Vice President, Finance
                                       and
                             Chief Financial Officer
                            Cox Communications, Inc.
                              1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                                 (404) 843-5000
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                 ---------------

                 Please address a copy of all communications to:

                                Stuart A. Sheldon
                                 Thomas D. Twedt
                          Dow, Lohnes & Albertson, PLLC
                          1200 New Hampshire Avenue, NW
                             Washington, D.C. 20036
                                 (202) 776-2000
                                 ---------------

    Approximate date of commencement of proposed sale to the public: Not applicable.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 ---------------

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.
===============================================================================

                            DEREGISTRATION OF SHARES

On April 18, 2001, Cox Communications, Inc. filed this registration statement on Form S-3 for the purpose of registering $770,750,000 aggregate principal amount at maturity of convertible senior notes due 2021 and 9,105,256 shares of Cox's Class A common stock issuable upon conversion of the notes. On July 16, 2001, the Securities and Exchange Commission declared this registration statement effective.

On February 22, 2002, Cox became obligated, pursuant to the terms of the indenture governing the notes, to repurchase $329,100,000 aggregate principal amount at maturity of the notes that had been properly tendered and not withdrawn by the holders thereof, and on February 25, 2002, Cox repurchased these tendered notes for aggregate cash consideration of $232.8 million. On April 11, 2002, Cox filed a post-effective amendment to de-register the notes repurchased by Cox and the corresponding 3,887,823 shares of Cox's Class A common stock issuable upon conversion of the repurchased notes. As a result, $441,650,000 aggregate principal amount at maturity of the notes remained outstanding.

On February 23, 2003, Cox became obligated, pursuant to the terms of the indenture governing the notes, to repurchase $422,650,000 aggregate principal amount at maturity of the notes that had been properly tendered and not withdrawn by the holders thereof, and on February 24, 2003, Cox repurchased these tendered notes for aggregate cash consideration of $304.2 million. On April 21, 2003, Cox filed a post-effective amendment to deregister the notes purchased by Cox and the corresponding 4,992,975 shares of Cox's Class A common stock issuable upon conversion of the repurchased notes. As a result, $19,000,000 aggregate principal amount at maturity of the notes remained outstanding.

Pursuant to the terms of the registration rights agreement that required Cox to file and maintain this registration statement, Cox is no longer required to keep the registration statement effective. Accordingly, pursuant to an undertaking contained in the registration statement, this post-effective amendment serves to de-register the $19,000,000 aggregate principal amount at maturity of notes that remain outstanding, as well as the corresponding 224,456 shares of Cox's Class A common stock issuable upon conversion of the remaining outstanding notes.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Cox Communications, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 3, 2003.

                                        COX COMMUNICATIONS, INC.

                                        By: /s/ JAMES O. ROBBINS
                                        -------------------------
                                        James O. Robbins
                                        President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to the registration statement has been signed below by the following persons on behalf of Cox Communications, Inc. and in the capacities and on the dates indicated.

       Signature                                           Title                                       Date
       ---------                                           -----                                       ----

        *                                     Chairman of the Board of Directors                 October 3, 2003
----------------------------
     James C. Kennedy

 /s/ JAMES O. ROBBINS                         President and Chief Executive Officer,             October 3, 2003
----------------------------                  Director
     James O. Robbins

 /s/ JIMMY W. HAYES                           Executive Vice President, Finance                  October 3, 2003
----------------------------                  and Chief Financial Officer
     Jimmy W. Hayes                           (Principal Financial Officer)

 /s/ WILLIAM J. FITZSIMMONS                   Vice President of Accounting and                   October 3, 2003
----------------------------                  Financial Planning
     William J. Fitzsimmons                   (Principal Accounting Officer)

        *                                     Director                                           October 3, 2003
----------------------------
     Robert C. O'Leary

        *                                     Director                                           October 3, 2003
----------------------------
     Janet M. Clarke

        *                                     Director                                           October 3, 2003
----------------------------
     Andrew J. Young

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* Power of Attorney


    James O. Robbins, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.



                                /s/ JAMES O. ROBBINS
                                ----------------------
                                James O. Robbins
                                Attorney-In-Fact